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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FRIDAY, MARCH 5, 1999

                    GROUP 1 COMPLETES DEBT AND STOCK OFFERING
                                   UNDER SHELF

HOUSTON, MARCH 5, 1999--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a leading operator and consolidator in the automotive retailing industry, today announced that it completed its previously announced debt and stock offerings under its $250 million shelf registration.

The company sold 2 million shares of common stock at a price of $23.38 per share, bringing the number of common shares outstanding to 20.3 million. Group 1 also sold $100 million in 10-year senior subordinated notes carrying an interest rate of 10.875%. Net proceeds to the company totaled $140 million.


The common stock offering was managed by Goldman, Sachs & Co., Merrill Lynch & Co. and NationsBanc Montgomery Securities LLC. The senior subordinated notes offering was managed by Goldman, Sachs & Co., Merrill Lynch & Co.
and Chase Securities Inc.

According to the company, $59 million of the proceeds will fund the recently announced acquisitions of 16 dealership franchises in seven markets. The remainder of the proceeds will be used to repay borrowings under Group 1's revolving credit facility.

"We are pleased with the success of this offering," stated B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "The proceeds will give us the resources necessary to pursue our strategy of making select acquisitions in the automotive retailing industry."

Group 1 is a leading operator and consolidator in the highly fragmented automotive retailing industry. Upon completion of all announced acquisitions, Group 1 will own 71 dealership franchises comprised of 23 different brands, and 16 collision service centers located in Texas, Oklahoma, New Mexico, Colorado, Florida and Georgia. Through its dealerships the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and arranges related financing, insurance and vehicle service contracts.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described above. The offer is made only by a Prospectus, relating to such securities. Copies of such Prospectus may be obtained in any jurisdiction in which this announcement is circulated only from such of the underwriters of the offering as may legally offer the securities in such jurisdiction.


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This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are subject to known and unknown risks, uncertainties or other factors not under Group 1's control that may cause the actual results, performance or achievements of Group 1 to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks, uncertainties and other factors include those disclosed in Group 1's filings with the Securities and Exchange Commission.


   FOR ADDITIONAL INFORMATION REGARDING GROUP 1 AUTOMOTIVE FREE OF CHARGE VIA
      FAX, DIAL 1-800-PRO-INFO AND USE THE COMPANY'S STOCK SYMBOL, "GPI."

 GROUP 1 AUTOMOTIVE, INC. CAN BE REACHED ON THE INTERNET AT WWW.GROUP1AUTO.COM